Final Term Sheet
Filed pursuant to Rule 433
Dated March 7, 2007
Relating to
Prospectus Supplement dated March 7, 2007 to
Registration Statement No. 333-139328
$325,000,000 5.20% Notes due 2017

Issuer:	Praxair, Inc.
Principal Amount:	$325,000,000
CUSIP:	74005PAP9
Title of Securities:	5.20% Notes due 2017
Trade Date:	March 7, 2007
Original Issue Date (Settlement Date):	March 15, 2007 (T+6)[1]
Maturity Date:	March 15, 2017
Benchmark Treasury:	4.625% due February 15, 2017
Benchmark Treasury Price and Yield:	100-27+ / 4.516%
Spread to Benchmark Treasury:	71 basis points
Yield to Maturity:	5.226%
Interest Rate:	5.20% per annum
Public Offering Price (Issue Price):	99.799% of the Principal Amount thereof
Interest Payment Dates:	Semi-annually in arrears on each March 15 and September 15, commencing September 15, 2007
Redemption Provision:	Make-whole call at the Adjusted Treasury Rate plus 15 basis points
Joint Bookrunners:	Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc., J.P. Morgan Securities Inc. and Santander Investment Securities, Inc.

[1]	We expect to deliver the notes against payment therefor in New York, New York on March 15, 2007, which will be the sixth scheduled business day following the date of this term sheet and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes more than three business days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Citigroup Global Markets Inc. at 1-877-858-5407, (ii) Deutsche Bank Securities Inc. at 1-800-503-4611 or (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-866-500-5408.
Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

2